Exhibit 5.1

JONES DAY

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939 • FACSIMILE: +1.214.969.5100

March 21, 2016

Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas  75039

Re:                             €500,000,000 Aggregate Principal Amount of 1.750% Senior Notes due 2023 of Fluor Corporation

Ladies and Gentlemen:

We are acting as counsel for Fluor Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of €500,000,000 in aggregate principal amount of 1.750% Senior Notes due 2023 of the Company (the “Notes”), pursuant to the Underwriting Agreement, dated as of March 14, 2016 (the “Underwriting Agreement”), entered into by and among the Company and Merrill Lynch International, BNP Paribas and Crédit Agricole Corporate and Investment Bank, acting as representatives of the several underwriters named therein.  The Notes are being issued under an indenture, dated as of September 8, 2011 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a Second Supplemental Indenture, dated as of June 22, 2012 (the “Second Supplemental Indenture”), by and between the Company and the Trustee, as further amended and supplemented by a Fourth Supplemental Indenture, dated as of March 21, 2016 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), by and between the Company, the Trustee and Citibank, N.A., London Branch, as paying agent.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3ASR, as amended (Reg. No. 333-205965) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day